ALPHABETICAL LIST OF WHOLLY-OWNED SUBSIDIARIES


Anguilla Hotel Management, Inc.
Brewster Wholesale Corporation
Charterhouse of Cambridge Trust
Florida Sonesta Corporation
Hotel Corporation of America
Hotel Corporation of Georgia
Key Biscayne Land Corporation
Newo Aruba N.V.
PR By Design, Inc.
Royal Sonesta, Inc.
S.I.A. Advertising, Inc.
Sonesta Charitable Foundation, Inc.
Sonesta Costa Rica, S.A.
Sonesta Curacao Hotel Corporation, N.V.
Sonesta Hotels of Anguilla Limited
Sonesta Hotels of Florida, Inc.
Sonesta International Hotels Limited:
  Hotel Corporation of America (Bermuda) Limited
  Port Royal Company, Limited
Sonesta Licensing Corporation
Sonesta of Massachusetts, Inc.
Sonesta Miami Beach Hotel Company, Inc.
Sonesta Middle East Hotel Corporation
TBD, Inc.


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